Exhibit 99.1

Investor Contact:

JD Alexander

Chief Executive Officer and President

239-226-2000

Alico, Inc. Completes Initial Closing Under Lee County, FL Sales Contract

Fort Myers, FL, July 25, 2012 – Alico, Inc. (NASDAQ: ALCO) (the “Company” or “Alico”), a land management company, announced today that its wholly-owned subsidiary, Alico-Agri, Ltd., reached an agreement with Private Equity Group, LLC (“PEG”) to sell three parcels of land in Lee County, Florida (the “Property”) totaling approximately 5,200 acres . The sales price of the Property is $10.0 million and the closings are scheduled to occur in two tranches on July 25, 2012 and October 3, 2012.

The sale is consistent with the Company’s strategic vision to market and sell under-productive assets that are surplus to its operations. After a thorough evaluation, Alico determined that the complexities of the entitlement process could not be resolved in a timeframe that would provide an acceptable return on investment for our shareholders. The Company actively marketed the property to several buyers before ultimately reaching an agreement with PEG.

The Company expects to record an impairment loss of approximately $1.9 million which will impact the quarter ended June 30, 2012. The transaction will increase cash flow from investing activities by approximately $7.3 million for the fiscal year ending September 30, 2012 and $2.5 million for the fiscal year ending September 30, 2013. Our income tax basis in the Property is approximately $65.0 million, and the sale will generate an income tax loss of approximately $55.0 million. The tax loss will offset gains from recently completed Polk County, Florida land transactions and will further provide approximately $45.0 million in loss carry forwards after these sales for potential use over the next five years as the Company continues to market under-productive assets. The proceeds from both tranches have either been delivered to the Company or deposited in a non-refundable escrow account.

JD Alexander, Alico’s President and Chief Executive Officer said, “The decision to sell the Property was difficult given its proximity to Florida Gulf Coast University (“FGCU”) and Alico’s historical role in the establishment of the university and partnering with FGCU on many projects. However, we believe that OJ Buigas and his team at PEG will also be a great partner with FGCU. Alico will derive significant tax benefits from the sale, and the cash flow will provide us the opportunity to potentially reduce our net debt position to approximately $20 million by our fiscal year end.”

About Alico, Inc.

Alico, headquartered in Fort Myers, FL, is a land management company operating in Central and Southwest Florida. Alico owns approximately 130,300 acres of land located in Collier, Glades, Hendry, Lee and Polk counties, Florida. Alico is involved in citrus, sugarcane, cattle and other agricultural operations and real estate activities. Alico’s mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders. For more about Alico, Inc., visit www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, import and export of fresh product;

increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.